Exhibit 99.1

NEWS RELEASE June 6, 2007

Media Contact:

Jared Matkin, Overstock.com, Inc.

+1 (801) 947-3880

jmatkin@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Appoints Joseph Tabacco to the Board of Directors

SALT LAKE CITY (June 6, 2007) — Overstock.com, Inc. (NASDAQ: OSTK) reported today that the Board of Directors has appointed Mr. Joseph J. Tabacco, Jr. to serve as an independent director for a term beginning June 6, 2007 and ending in 2008.  The Board of Directors also appointed Mr. Tabacco to serve on the Audit and Compensation Committees.

Mr. Tabacco is the managing partner of the San Francisco office of the law firm of Berman DeValerio Pease Tabacco Burt & Pucillo.   Mr. Tabacco has actively litigated securities fraud, antitrust, commercial high tech, and intellectual property matters since the 1970s.   Mr. Tabacco previously served as a trial attorney with the U.S. Department of Justice, Antitrust Division.   Mr. Tabacco is an honors graduate of the George Washington University School of Law.

“Joe’s career has been spent enforcing good corporate governance and prosecuting securities fraud, even when committed by large Establishment players,” said Patrick Byrne.  “Overstock will be well-served to have on its board a man of such experience, character, and backbone.”

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the term that Mr. Tabacco will serve on and his level of participation on the Company’s board, as well as all such other risks as identified in our Form 10-K for the year ended December 31, 2006, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.